UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2018

ALLIANCE MMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 739-7825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 28, 2018, Alliance MMA Inc. (the “Company” or “Registrant”) entered into a Securities Purchase Agreement (“SPA”) with SCWorx Acquisition Corp. (“Purchaser”), under which it agreed to sell up to $1M in principal amount of convertible notes and Warrants to purchase up to 671,142 shares of common stock. The Note is convertible into shares of common stock at a conversion price of $.3725 and the Warrants are exercisable for shares of common stock at an exercise price of $.3725.

Prior to the Company entering into a business combination agreement with the Purchaser, the conversion and exercise prices are subject to adjustment to the price of any lower priced securities issued by the Company (subject to certain exceptions and a floor price equal to 20% of the original conversion/exercise price). The Note is subject to automatic conversion upon the closing of a business combination transaction with the Purchaser. No adjustment to the conversion or exercise price will be given effect if the Company and the Purchaser consummate a business combination transaction. At this time, there is no definitive agreement between the Company and the purchaser with respect to a business combination transaction.

On June 29, 2018, the Company sold the Purchaser convertible notes in the principal amount of $500,000 and warrants to purchase 335,570 shares of common stock, for an aggregate purchase price of $500,000. The Note bears interest at 10% annually and matures on or about June 27, 2019. The Purchaser has agreed in the SPA to fund (i) a second tranche of $250,000 upon the signing of a merger agreement with the Purchaser and (ii) a third tranche of $250,000 upon mutual agreement of the Purchaser and Company.

Repayment of the note is subject to acceleration in the following circumstances:

•	In the event of a breach of the SPA, warrant Agreement or Note, including the repayment provisions
•	if a bankruptcy or similar proceeding for the benefit of our creditors is instituted against the Company
•	if the Company’s common stock is no longer listed on the Nasdaq stock Market
•	if the Company fails to comply with its SEC reporting obligations
•	if the Company fails to meet the current public information requirements under Rule 144
•	if the Company breaches a material agreement and the amount involved exceeds $250,000
•	if there is a change of control or business combination transaction with a party other than the Purchaser
•	if the company fails to reserve sufficient shares under the Note and Warrants
•	if a judgment in excess of $250,000 is entered against the company

In the event of a default under the Note, the Company is required to pay an amount equal to 110% of all amounts due under the Note.

Negative covenants in the Note include restrictions on incurring additional indebtedness and sales of assets without approval of the outside directors.

The note may be prepaid at any time following issuance, subject to payment of a variable premium ranging between 10% (redemption within 90 days of issuance) and 20% (redemption after 90 days).

If the Company enters into a merger/acquisition transaction or change of control transaction with a party other than the Purchaser, then the Purchaser shall have the option to have the outstanding Notes and Warrants redeemed for an amount of cash equal to their “Black Scholes Value.”

The Company applied a portion of the proceeds of the $500,000 note to repay the $90,000 it recently borrowed from a third-party shareholder. This Note was secured by the capital stock of Roundtable Creative, Inc., (d/b/a/ “SuckerPunch Entertainment”) owned by the Company. Accordingly, the lien on the capital stock of SuckerPunch Entertainment has been released and the Company now owns that capital stock free and clear of all liens.

On July 5, 2018, Joe Gamberale, a director of the Company, agreed to convert $150,000 of Company debt into 402,685 shares of common stock and warrants to purchase 100,671 shares of common stock at an exercise price of $.3725 (the same basic terms as the SCWorx investment outlined above (a conversion rate and exercise price of $.3725, with the same warrant coverage).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE MMA, INC.

	By:	/s/ John Price
John Price
Co-President, Chief Financial Officer

Dated: July 5, 2018